Exhibit 99.1

Corporate News

Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
FOR IMMEDIATE RELEASE
Media Contacts:
Erin Gardiner, (847) 948-4210
Deborah Spak, (847) 948-2349
Investor Contacts:
Mary Kay Ladone, (847) 948-3371
Clare Trachtman, (847) 948-3085
BAXTER TO RECALL COLLEAGUE INFUSION PUMPS IN U.S.
          DEERFIELD, Ill, May 3, 2010 — Baxter Healthcare Corporation today announced that it will recall COLLEAGUE infusion pumps from the U.S. market pursuant to an order under its existing June 2006 consent decree with the U.S. Food and Drug Administration (FDA). Baxter will work with the FDA to ensure that the recall process provides customers appropriate alternatives for supporting patients’ needs.
          As previously disclosed, Baxter entered into a consent decree with FDA under which the company has been pursuing remediation of the infusion pumps. The decree permits FDA to require the recall of the pumps, and FDA has communicated to the company that it will require such a recall, with the company providing monetary consideration or replacement pumps to customers on a timeline to be determined with FDA and based on medical need. Baxter intends to work with FDA to minimize disruption to healthcare facilities using COLLEAGUE pumps. Baxter anticipates that, among alternatives to be provided to customers, the company will offer to exchange Baxter’s Sigma SPECTRUM infusion pumps for COLLEAGUE infusion pumps without charge to customers.
          The consent decree permits Baxter to propose alternative actions to achieve the FDA’s objectives under the decree, which the company intends to do. The final nature of the recall and offer to customers remain subject to that ongoing dialogue. Once final, Baxter will notify customers and make information available on www.baxter.com.
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BAXTER TO RECALL COLLEAGUE INFUSION PUMPS IN U.S. — Page 2
Notwithstanding that uncertainty, the company currently anticipates that it will record a pre-tax special charge of $400 to $600 million in the first quarter for the reasonably estimable cost of the recall. The company is not otherwise revising its earnings guidance for the year in connection with the recall.
About Baxter
     Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. (NYSE: BAX). Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide.
     This release includes forward-looking statements concerning the Company’s recall of its COLLEAGUE infusion pumps from the U.S. market, including expectations with respect to the implementation of the recall and the amount of the related charge. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: resolution of the final nature of the recall; future actions of the FDA with respect to the Company’s implementation of the recall pursuant to the Consent decree, including any sanctions available under the Consent Decree; future actions of the FDA or any other regulatory body or government authority that could delay, limit or suspend product development, manufacturing or sale or result in seizures, injunctions, monetary sanctions or criminal or civil liabilities; product quality or patient safety issues; the financial impact of the recall; and other risks identified in the company’s most recent filing on Form 10-K and other SEC filings, all of which are available on the company’s website. The company does not undertake to update its forward-looking statements.
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